Exhibit 10.30

[Translation from Hebrew]

State of Israel
Ministry of Economy
Industrial Research and Development Administration
Office of Chief Scientist

Jerusalem
Letter of Approval Number: 52802
(Fiscal regulation: 38020101)
Group: 13

To
Pluristem Ltd.
POB – 15105
Haifa 31905

Letter of Approval

1.
We hereby inform you that the research committee, by virtue of its authority according to Article 17 of the Law for the Encouragement of Research and Development in the Industry, 5744-1984 (hereinafter: the “R&D Law”), has resolved in its meeting on 7/04/2014 to approve the program as submitted by you on 7/04/2014, which subject matter is:

a.	Subject of approved program: Treatment with semi-mesenchyme placental cells grown in a 3D culture.

b.	Performing the approved program: Pluristem Ltd.

Registration Number: 513371666 (hereinafter - the “Approved Program”)

2.
a. The research and development expenses approved for the performance of the approved program will be in an amount of up to: NIS5,148,000.

In words: Five million one hundred and forty-eight thousand NIS.

b. The rate of grant approved is 30% of the development expenses (addition with respect to a national priority zone A/ line of confrontation), which is up to an amount of NIS 1,544,400.

In words: One million, five hundred forty-four thousand four hundred NIS.

3.	The approval is conditioned upon fulfillment of the provisions of the law, regulations, rules and procedures promulgated thereunder and subject to the following terms:

a.	The approved program will be performed as detailed in your request within a period of 10 months – from 01/1/2014 and until 31/12/2014 (hereinafter: the “Performance Period”).

b.
(1) You must inform the Office of the Chief Scientist about every change in the control of the recipient of the grant in the company’s shares and/or in one of the following controlling means: (a) the right to vote in the company’s general meetings; (b) the right to appoint directors in the company; (c) the right to participate in the company’s profits.

(2) Transferring any percentage of the controlling means stated in subsection (1) to a non-Israeli resident or to a foreign company, which make the non-Israeli resident or foreign company an interested party as defined in the Securities Law, 1968, requires notification to Office of the Chief Scientist and a written undertaking of the non-Israeli resident or the foreign company to the R&D Law.

The letter of approval shall be signed in the form existing in the office of the Chief Scientist and in the website of the Ministry of Industry, Trade and Employment.

c.	Additional terms: Royalties shall be paid on Company’s income.

d.	See the appendix in the matter of intellectual property.

e.	In the event of pledging the company’s assets to an Israeli bank against credit, the company must ensure that the pledge shall be subject to the R&D Law.

f.	If the plan is connected to an agreement with an academic institution or an academic implementation company, the company must ensure that the agreement is subject to the provisions of the R&D Law.

Sincerely,

/s/ Avi Hason
Avi Hason The Chief Scientist